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                                                                      Exhibit 99


Thursday November 2, 9:09 am Eastern Time

Press Release

SOURCE: Everest Healthcare Services Corporation

Everest Healthcare to Be Acquired by Fresenius Medical Care

OAK PARK, Ill, Nov. 2/PRNewswire/ -- Everest Healthcare Services Corporation, the nation's sixth-largest provider of dialysis and other blood treatment services, today announced it has reached a definitive agreement to be acquired by Lexington, Mass.-based Fresenius Medical Care North America (FMCNA), the North American operations of Fresenius Medical Care AG (NYSE:FMS, FMS_p;
Frankfurt: FME, FME3) in a cash and stock transaction valued at approximately $343 million. The merger, which is subject to regulatory approval, is expected to close by the end of the year.

Bad Homburg, Germany-based Fresenius Medical Care is the world's largest kidney dialysis company engaged in providing dialysis care and manufacturing dialysis products and equipment. Fresenius Medical Care recorded revenues of $3.8 billion in 1999 and over $3.1 billion for the first nine months of 2000. Nine-month net income rose 23 percent to $153 million. Approximately 73 percent of revenues were derived from the North American operations. The combined entity will operate over 950 clinics throughout the United States, serving more than 70,000 patients.

"We are very excited to announce this merger, which is consistent with our objectives," commented Craig W. Moore, Everest's chief executive officer. "Our mission has been to provide the highest quality of services and to recruit and develop the best people while profitably expanding our business. Fresenius Medical Care possesses the financial and organizational resources to meet these objectives much more quickly than if we remained an independent company."

Ben Lipps, chairman and chief executive officer of Fresenius, stated, "Closing this merger will be the capstone to a year of tremendous progress for Fresenius Medical Care. The merger with Everest will enhance the ability of the combined companies to set superior standards in renal patient care through a commitment to develop innovative dialysis products and therapies. We join the employees of Everest to fulfill our promise of further improved outcomes for our patients which is our paramount measure of success."

Moore confirmed that transition plans are underway and that other senior management will assist in the transition. "I am pleased that I will leave Everest's patients and employees in the best of hands," Moore said. "High-quality, cost-efficient patient care provided by a professional, well-trained staff is the mandate of both Everest and Fresenius Medical Care. Together we will form an organization that is committed to implementing strategies to improve the quality of patient care."
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Deutsche Banc Alex. Brown acted as exclusive financial advisor to Everest
Healthcare Services Corporation and rendered a fairness opinion to the Everest Board of Directors in connection with this transaction.

Everest Healthcare Services Corporation is the nation's sixth-largest provider of chronic dialysis outpatient services and serves approximately 6,800 patients through 73 facilities in 11 states. In addition to its outpatient dialysis operations, the company provides acute dialysis services through contractual relationships with 29 hospitals in four states. Everest also contracts with 80 hospitals in 12 states to provide a broad range of other extracorporeal blood treatment services, perfusion, apheresis and auto-transfusion.

Fresenius Medical Care AG is the world's largest integrated provider of products and services for individuals with chronic kidney failure, a condition that affects more than 1,000,000 individuals worldwide. Through its network of over 1,200 dialysis clinics in the United States, Europe, Latin America and Asia-Pacific, Fresenius Medical Care provides dialysis treatment to almost 88,000 patients around the globe. Fresenius Medical Care is also the world's leading provider of dialysis products such as hemodialysis machines, dialyzers and related disposable products. For more information about Fresenius Medical Care visit the company's new website at http://www.fmc-ag.com.

For more information regarding Everest Healthcare Services Corporation, free of charge via fax, simply dial 1-800-PRO-INFO and enter "EHC9."